UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 3, 2008
(March 28, 2008)
Date of report
(Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, Suite 300, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 28, 2008, United Fuel & Energy Corporation, a Nevada corporation (“we,” “us” or the “Company”), United Fuel & Energy Corporation, a Texas corporation (“United”), Three D Oil Co. of Kilgore, Inc., a Texas corporation (“Three D”), and Cardlock Fuels System, Inc. , a California corporation (“CFS”), entered into a fourth amendment to the second amended and restated financing agreement with The CIT Group/Business Credit, Inc., as agent and a lender, and SunTrust Bank, PNC Bank, National Association, and Wachovia Bank, N.A., as lenders. United, Three D and CFS are subsidiaries of the Company.

On December 28, 2007, we entered into a forbearance agreement and third amendment to the second amended and restated financing agreement with the lenders such that the lenders would forbear from exercising their rights and remedies under the agreement. We have complied with all the requirements of the forbearance agreement.

Under the fourth amendment, the amount of the line of credit available under the revolver remains at $80 million subject to an availability block of $7.5 million. The amount of the availability block is subject to reduction upon our future compliance with the fixed charge coverage ratio financial covenant. The amount available for term loans was reduced from $20 million to $9 million. In addition, the fourth amendment provides for the ability to increase the total commitment for the line of credit from $89 million to $125 million. The fourth amendment provides that the fixed charge coverage ratio financial covenant will begin to apply again at the end of the four month period ending August 31, 2008. The fourth amendment also provides for an EBITDA financial covenant which will require us to maintain certain minimum levels of EBITDA until the fixed charge coverage ratio financial covenant begins to apply again in August 2008. Pursuant to the fourth amendment, we have agreed to pay our lenders a $50,000 amendment fee and additional interest on our borrowings.

The foregoing description of the fourth amendment to the second amended and restated financing agreement is not complete and is qualified in its entirety by reference to the full text of the fourth amendment to the second amended and restated financing agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The fourth amendment has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the fourth amendment were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the fourth amendment, and may be subject to limitations agreed upon by the contracting parties, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the fourth amendment and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the fourth amendment, which subsequent information may or may not be fully reflected in the public disclosures of the Company.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

               The information set forth above in Item 1.01 regarding the Amended and Restated Financing Agreement is hereby incorporated into Item 2.03(a) by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 30, 2008, the Company hired Mr. Joseph Juliano, age 31, as its Executive Vice President and Chief Operating Officer. From 2005 until joining the Company, Mr. Juliano served as president of PNEC Corporation, which is a leading distributor of heating oil, gas, diesel, lubricants and alternative fuels in the Pacific Northwest. PNEC Corporation has a staff of over 60 employees and annual revenues of approximately $100 million.  From 2004 until 2005, Mr. Juliano served as vice president of PNEC. From 2002 to 2004 when he joined PNEC, he served as a Territory Sales Manager for Southern Counties Lubricants, LLC, a leading distributor of lubricants in California. Mr. Juliano received a Bachelor of Arts in Economics from Princeton University in 1999. Mr. Juliano is the son-in-law of our Chairman of the Board, Frank P. Greinke.

In connection with his employment, we entered into an employment agreement with Mr. Juliano on March 30, 2008 with a term of one year. Under the employment agreement, Mr. Juliano will earn a base salary of $225,000 per year. Mr. Juliano will be eligible for an annual bonus for meeting performance criteria established by our compensation committee. Additionally, Mr. Juliano was granted an option to purchase 300,000 shares of our common stock with an exercise price of $1.22 per share vesting over a three year period. As part of the employment agreement, Mr. Juliano has agreed not to compete with us within certain specified geographic areas from the commencement of the employment agreement through a period of one year following the termination of his employment with us.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

10.1
The Fourth Amendment to the Second Amended and Restated Financing Agreement dated March 28, 2008, by and among The CIT Group/Business Credit, Inc., SunTrust Bank, PNC Bank, National Association, Wachovia Bank, N.A., United Fuel & Energy Corporation, a Texas corporation, Three D Oil Co. of Kilgore, Inc., Cardlock Fuels System, Inc., and United Fuel & Energy Corporation, a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: April 3, 2008	By:	/s/ Lyndon James
Lyndon James
Vice President and Chief Financial Officer